Exhibit 99.1

NEWS

Georgia Gulf Announces Extension of Early Participation Deadline and Expiration Date for Private Debt Exchange Offers

ATLANTA, GEORGIA — June 1, 2009- Georgia Gulf Corporation (NYSE:GGC) today announced that it has extended the early participation deadline and the expiration date for its private exchange offers (the “exchange offers”) to exchange its outstanding 7.125% Senior Notes due 2013, 9.5% Senior Notes due 2014 and 10.75% Senior Subordinated Notes due 2016 until 12:00 midnight, New York City time June 15, 2009.  The exchange offers provide for the exchange of the three issues of outstanding notes for $250,000,000 aggregate principal amount of 15% Senior Secured Second Lien Notes due 2014 and 6,922,255 shares of Georgia Gulf common stock.

Each exchange offer will expire at 12:00 midnight, New York City time, on June 15, 2009, unless extended.  As of May 29, 2009 approximately $18.8 million, $14.6 million and $150 thousand of the outstanding $100 million, $500 million and $200 million in principal amount outstanding of the 2013, 2014 and 2016 notes had been tendered in the exchange offers.  Full details of the exchange offers and related consent solicitations are included in the offering memorandum for these exchange offers, copies of which are available to Eligible Holders (as defined below) from Global Bondholder Services Corporation, the information agent, by calling (212) 430-3774 or toll free at (866) 873-7700.

The exchange offers have been made, and the new notes and shares of common stock are being offered and will be issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, only to holders of the outstanding notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act (collectively, the “Eligible Holders”).

Neither the new notes nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Georgia Gulf Corporation
Investor Relations:

Martin Jarosick

(770) 395-4524

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